================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                   SCHEDULE TO

                                  (Rule 13e-4)
            Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                     of The Securities Exchange Act of 1934
                                (Amendment No. 1)

                                   ----------

                        SUN INTERNATIONAL HOTELS LIMITED
         (Name of Subject Company (Issuer) and Filing Person (Offeror))

         Options to Purchase Ordinary Shares, Par Value $0.001 Per Share
                         (Title of Class of Securities)

                                    P879T133
                      (CUSIP Number of Class of Securities)
                          (Underlying Ordinary Shares)

                             Charles D. Adamo, Esq.
                        Sun International Hotels Limited
                                  Coral Towers
                          Paradise Island, The Bahamas
                                 (242) 363-6000
       (Name,address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

                                    Copy to:

                              Todd M. Roberts, Esq.
                     Dickstein Shapiro Morin & Oshinsky LLP
                     1177 Avenue of the Americas, 41st Floor
                             New York, NY 10036-2714
                                 (212) 835-1400

                           CALCULATION OF FILING FEE:

      TRANSACTION VALUATION*                       AMOUNT OF FILING FEE**
           $21,698,448                                   $4,339.69

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 1,735,336 Ordinary Shares of Sun International Hotels Limited having an aggregate value of $21,698,448 as of April 30, 2002 will be exchanged and/or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The number of options, the aggregate value of the options and the filing fee are based on the number of eligible options on April 30, 2002.

** The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

[_] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                Amount Previously Paid:  Not applicable
                Filing party:  Not applicable
                Form or Registration No.:  Not applicable
                Date filed:  Not applicable

[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

      [_]   third party tender offer subject to Rule 14d-1.
      [X]   issuer tender offer subject to Rule 13e-4.
      [_]   going-private transaction subject to Rule 13e-3.
      [_]   amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]

================================================================================

                             INTRODUCTORY STATEMENT

This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO ("Schedule TO") filed with the Securities and Exchange Commission on May 28, 2002, relating to our offer to exchange all outstanding stock options to purchase our Ordinary Shares which have an exercise price of at least $32.00 per share for a reduced number of new options to purchase our Ordinary Shares. We made this offer upon the terms and subject to the conditions described in the Offer to Exchange, a copy of which was attached as Exhibit (a)(1) to the Schedule TO (the "Offer to Exchange").

ITEM 12. EXHIBITS

Item 12 of the Schedule TO is hereby amended and restated as follows so as to add a reference to Exhibit (a)(8), which is incorporated herein by reference, and Exhibit (a)(9) and Exhibit (a)(10), which are attached hereto.

ITEM 12. EXHIBITS.

      (a)   (1)   Offer to Exchange, dated May 24, 2002.

            (2)   Form of Election Form.

            (3) Cover Letter to Sun International Option Holders, dated May 24, 2002.

            (4)   Letter to Sun International Option Holders, dated May 24,
                  2002.

            (5) Annual Report of Sun International on Form 20-F for the fiscal year ended December 31, 2000, filed with the SEC on July 2, 2001 (incorporated herein by reference)

            (6) Registration Statement of Sun International on Form F-4 filed with the SEC on September 21, 2001 (incorporated herein by reference)

            (7) Quarterly Reports of Sun International on Form 6-K filed with the SEC on May 8, 2001, August 1, 2001, November 5, 2001, February 5, 2002, April 24, 2002 and May 7, 2002 (incorporated herein by reference)

            (8) Annual Report of Sun International on Form 20-F for the fiscal year ended December 21, 2001, filed with the SEC on May 30, 2002 (incorporated herein by reference).

            (9) Notice of Extension of Offer and of Amendment to Offer to Exchange.

            (10)  Power of Attorney

      (b)   Not applicable.

      (d)   (1)   Sun International Hotels Limited Stock Option Plan,
                  incorporated by reference as Exhibit 4.2 to Form S-8 filed on April 26, 1996.

            (2) Sun International Hotels Limited 1997 Stock Option Plan, as amended, incorporated by reference as Exhibit 4.2 to Form S-8 filed on March 15, 1999.

            (3) Sun International Hotels Limited 2000 Stock Option Plan, incorporated by reference as Exhibit 4.2 to Form S-8 filed on December 7, 2000.

            (4)   Form of Replacement Grant Stock Option Agreement.

      (g)   Not applicable.

      (h)   Not applicable.

                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to the Schedule TO is true, complete and correct.

                                                      SUN INTERNATIONAL HOTELS
                                                      LIMITED


                                                      /s/ William Murtha
                                                      --------------------------
                                                       William Murtha
                                                       Attorney-in-Fact

Date: June 14, 2002

INDEX TO EXHIBITS

Exhibit
Number            Description



      (a)   (1)   Offer to Exchange, dated May 24, 2002.*

            (2)   Form of Election Form.*

            (3) Cover Letter to Sun International Option Holders, dated May 24, 2002.*

            (4)   Letter to Sun International Option Holders, dated May 24,
                  2002.*

            (5) Annual Report of Sun International on Form 20-F for the fiscal year ended December 31, 2000, filed with the SEC on July 2, 2001 (incorporated herein by reference)

            (6) Registration Statement of Sun International on Form F-4 filed with the SEC on September 21, 2001 (incorporated herein by reference)

            (7) Quarterly Reports Sun International on Form 6-K filed with the SEC on May 8, 2001, August 1, 2001, November 5, 2001, February 5, 2002, April 24, 2002 and May 7, 2002 (incorporated herein by reference)

            (8) Annual Report of Sun International on Form 20-F for the fiscal year ended December 21, 2001, filed with the SEC on May 30, 2002 (incorporated herein by reference).

            (9) Notice of Extension of Offer and of Amendment to Offer to Exchange.**

            (10)  Power of Attorney. **

      (b)   Not applicable.

      (d)   (1)   Sun International Hotels Limited Stock Option Plan,
                  incorporated by reference as Exhibit 4.2 to Form S-8 filed on April 26, 1996.

            (2) Sun International Hotels Limited 1997 Stock Option Plan, as amended, incorporated by reference as Exhibit 4.2 to Form S-8 filed on March 15, 1999.

            (3) Sun International Hotels Limited 2000 Stock Option Plan, incorporated by reference as Exhibit 4.2 to Form S-8 filed on December 7, 2000.

            (4)   Form of Replacement Grant Stock Option Agreement.*

      (g)   Not applicable.

      (h)   Not applicable.

----------

*     Previously filed

**    Filed herewith


                                       2